EXHIBIT 17.3

PRIVILEGED AND CONFIDENTIAL — CONTAINS MATERIAL NONPUBLIC INFORMATION

Paul R. Taylor
October 27, 2026

By electronic mail

Board of Directors, Visium Technologies, Inc.
Attention: Mark B. Lucky, Director, Chief Financial Officer and Secretary
4094 Majestic Lane, Suite 360, Fairfax, Virginia 22033

Scott Linsky, Esq., Lucosky Brookman LLP,

Re: Notice of Correction (Revised) — documents delivered on October 26, 2026

Gentlemen:

This revised notice replaces my notice of the same date sent earlier this morning, which listed Fruci & Associates II, PLLC ("Fruci") as an addressee. That notice was sent only to the Company and Company counsel and was not sent to Fruci. Its corrections are unchanged.

On October 26, 2026 I delivered, among other documents, my Officer's Certificate executed as of that date, my Supplemental Response, my Officer's Certificate and Transition Directive, my disclosure letter to Fruci and my letter of resignation. My resignation took effect on delivery of that letter on October 26, 2026[, at 8:48 a.m., Eastern Time]. Several of these documents were prepared from drafts dated for a Board meeting on October 28, 2026 and were not fully conformed when they were dated October 26. I correct them below. The corrections change the dates only. They do not change any conclusion, any determination or the time at which my resignation took effect.

1. The facts

I executed the Officer's Certificate on October 26, 2026, before the meeting of the Board of Directors that had been called for October 28, 2026. No meeting of the Board was held before I executed it. Under Item 4.02 of Form 8-K, the Company's report of the non-reliance conclusion is therefore due on or before October 30, 2026, four business days after October 26. The report under Item 5.02 of my resignation, which took effect on October 26, 2026, is due on the same date.

2. Corrections

#	Document and passage as delivered	Corrected to read
1	Letter of resignation, paragraph (c): "on October 26, 2026, following the meeting of the Board of Directors, I executed"	"on October 26, 2026, before the meeting of the Board of Directors called for October 28, 2026, I executed"
2	Letter of resignation, deadline: "within four business days after October , 2026, that is, on or before November 3, 2026"	"within four business days after October 26, 2026, that is, on or before October 30, 2026"
3	Supplemental Response, section 1: the bracketed sentences describing a Board meeting on October 28, 2026, and "Following that meeting, on October 28, 2026, I executed"	"No meeting of the Board of Directors was held before I executed, on October 26, 2026,"
4	Supplemental Response, section 1: "due on or before November 3, 2026"	"due on or before October 30, 2026"
5	Officer's Certificate and Transition Directive, paragraph 5(f) and Schedule A (A-10): "the Officer's Certificate dated October 28, 2026"	"the Officer's Certificate dated October 26, 2026"

#	Document and passage as delivered	Corrected to read
6	Officer's Certificate and Transition Directive, Schedule C (C-1 and C-2): "October 28, 2026" and "On or before November 3, 2026"	"October 26, 2026" and "On or before October 30, 2026"
7	Officer's Certificate and Transition Directive, Certificate of Delivery: "my letter of resignation dated October 28, 2026"	"my letter of resignation dated October 26, 2026"
8	A second copy of the Officer's Certificate and Transition Directive, whose opening paragraph refers to "my letter of resignation dated October 28, 2026"	Withdrawn. The copy referring to my letter of resignation dated October 26, 2026 governs, as corrected by items 5 to 7.
9	Officer's Certificate, paragraphs 3(g)	[Adopted as part of the certificate.

3. Transmission to Fruci and Exhibit 17.1

Fruci received the documents listed above, as delivered, on October 26, 2026. Because I no longer hold office, I am not communicating with Fruci directly. I ask Company counsel to transmit this notice and the enclosed corrected letter to Fruci with the Company's materials. A corrected letter of resignation, reflecting items 1 and 2, is enclosed. I ask that the Company file it, with this notice, as Exhibit 17.1 to its Current Report on Form 8-K, together with or in place of my letter of October 26, 2026, as Company counsel advises, and that it provide me with a copy of its Item 5.02 disclosure no later than the date of filing, as Item 5.02(a)(3) requires.

4. Mr. Lucky's notice of October 26, 2026

Mr. Lucky's notice of October 26, 2026 refers to the October 28 wording in my documents. That wording was a drafting error, and it is corrected by this notice. I make no other response to his notice in this letter.

5. Reservation

This notice is not an admission and is given without waiver of any right. Nothing in it limits my right to communicate with the Securities and Exchange Commission or any other governmental authority.

Very truly yours,

10/27/26

Paul R. Taylor

Enclosure: Corrected letter of resignation (Exhibit 17.1)